EXHIBIT 6

Globetech Ventures Corp.

(A development stage company)

Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2002

Globetech Ventures Corp.

(A development stage company)

Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2002

Page

Auditors' Report

3

Consolidated Statements of Operations

4

Consolidated Statement of Shareholders’ Equity (Deficiency)

5

Consolidated Balance Sheets

6

Consolidated Statements of Cash Flows

7

Consolidated Schedules of Operating Expenses

8

Notes to the Consolidated Financial Statements

9

Auditors' Report

To the Shareholders of

Globetech Ventures Corp.

We have audited the consolidated balance sheets of Globetech Ventures Corp. as at September 30, 2002 and the consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada and the United States.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.  As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

The financial statements as at September 30, 2001 and 2000 and for the years then ended were audited by another auditor who expressed an opinion without reservation on those statements in their report dated February 20, 2002.

Vancouver, Canada

“MacKay LLP”

March 28, 2003

Chartered Accountants

Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements.  Our report to the shareholders is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors report when they are adequately disclosed in the financial statements.  Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended September 30, 2002 and shareholders’ equity as at September 30, 2002, 2001 and 2000 to the extent summarized in note 9 to the consolidated financial statements.

Vancouver, Canada

“MacKay LLP”

March 28, 2003

Chartered Accountants

Globetech Ventures Corp.

(A development stage company)

Consolidated Statements of Operations

(Expressed in Canadian dollars)

Period from

December 1991

to September 30,

For the year ended September 30,

2002

2002

2001

2000

Sales	$ 846,207	$ -	$ -	$ -

Cost of Sales	(1,362,702)	-	-	-

Gross Margin	(516,495)	-	-	-

Operating Expenses (schedule)	8,600,017	279,864	566,117	379,665

Loss before other items and minority interest	(9,116,512)	(279,864)	(566,117)	(379,665)

Other Items
Equity loss from investment (note 4)	(102,449)	-	(102,449)	-
Foreign exchange gain (loss)	(194,933)	(204)	18,144	(6,742)
Gain (loss) on settlement of debt	124,886	-	-	-
Impairment of notes receivable (note 3)	(1,367,945)	(77,555)	(1,290,390)	-
Interest income	339,608	159	88,998	2,826
Miscellaneous income	106,378	-	-	-
Write-down of investment (note 4)	(89,626)	-	(89,626)	-
Write-down of mineral properties	(432,443)	-	-	-
Recovery (write-off) of subsidiaries (note 9)	(19,099,507)	37,751	118,748	(35,688)

	(20,716,031)	(39,849)	(1,256,575)	(58,998)

Loss before minority interest	(29,832,543)	(319,713)	(1,822,692)	(438,663)

Minority interest	1,067,567	-	-	-

Loss for the period	$ (28,764,976)	$ (319,713)	$ (1,822,692)	$ (438,663)

Basic and diluted loss per share		$ (0.03)	$ (0.27)	$ (0.10)

Globetech Ventures Corp.

(A development stage company)

Consolidated Statement of Shareholders’ Equity (Deficiency)

(Expressed in Canadian dollars)

	Number of shares	Common shares issued and fully paid	Equity portion of Convertible debentures	Deficit accumulated during the development stage	Total

Balance December 31, 1991	-	$ -	$ -	$ -	$ -

Issuance of shares for cash
Private placements	1,280,001	159,500	-	-	159,500
Loss for the period	-	-	-	(32,080)	(32,080)

Balance September 30, 1992	1,280,001	159,500	-	(32,080)	127,420

Issuance of shares for cash
By way of prospectus	600,000	360,000	-	-	360,000
Exercise of options	112,000	67,200	-	-	67,200
Exercise of warrants	100,000	30,000	-	-	60,000
Issuance of shares for property	150,000	90,000	-	-	90,000
Share issue costs	-	(93,205)	-	-	(83,205)
Loss for the year	-	-	-	(105,902)	(105,902)

Balance September 30, 1993	2,242,001	653,495	-	(137,982)	515,513

Issuance of shares for cash
Private placements	400,000	576,000	-	-	576,000
Share issue costs	-	(60,622)	-	-	(60,622)
Loss for the year	-	-	-	(403,571)	(403,571)

Balance September 30, 1994	2,642,001	1,168,873	-	(541,553)	627,320

Issuance of shares for cash
Private placements	418,000	1,121,400	-	-	1,121,400
Exercise of options	204,000	347,440	-	-	347,440
Issuance of shares for finders fees	35,069	99,570	-	-	99,570
Share issue costs	-	(108,570)	-	-	(108,570)
Loss for the year	-	-	-	(3463,044	(343,044)

Balance September 30, 1995	3,299,070	2,628,713	-	(884,597)	1,744,116

Issuance of shares for cash
Private placements	1,488,000	6,178,000	-	-	6,178,000
Exercise of options	1,128,584	4,161,930	-	-	4,161,930
Issuance of shares for finders fees	75,624	197,379	-	-	197,379
Share issue costs	-	(365,874)	-	-	(365,874)
Loss for the year	-	-	-	(1,533,474)	(1,533,474)

Balance September 30, 1996	5,991,278	12,800,148	-	(2,418,071)	10,382,077

Issuance of shares for cash
Exercise of options	243,000	639,730	-	-	639,730
Exercise of warrants	845,447	3,696,723	-	-	3,696,723
Issued on conversion of debt	2,464,950	4,821,079	-	-	4,821,079
Issued of common shares for
acquisition of subsidiary	171,282	1,124,745	-	-	1,124,745
Issuance of shares for finders fees	65,298	457,086	-	-	457,086
Share issue costs	-	(472,562)	-	-	(472,562)
Equity portion of convertible
Debentures	-	-	169,760	-	169,760
Loss for the year	-	-	-	(2,822,786)	(2,822,786)

Balance September 30, 1997	9,781,225	23,066,949	169,760	(5,240,857)	17,995,852

Contingent consideration on
acquisition of subsidiary	-	(1,086,901)	-	-	(1,086,901)
Issued on conversion of debt	277,776	261,679	(59,219)	-	202,460

	10,059,031	22,241,727	110,541	(5,240,857)	17,111,411

Capital stock consolidation (7.5:1)	(8,717,827)	-	-	-	-
Issued on conversion of debt	221,234	519,691	(110,541)	-	409,150
Issued on settlement of debt	550,000	111,152	-	-	111,152
Loss for the year	-	-	-	-	(20,236,904)

Balance September 30, 1998	2,112,438	22,872,570	-	(25,477,761)	(2,605,191)

Issued on settlement of debt	1,433,364	1,604,029	-	-	1,604,029
Loss for the year	-	-	-	(706,147)	(706,147)

Balance September 30, 1999	3,545,802	24,476,599	-	(26,183,908)	(1,707,309)

Issuance of shares for cash
Exercise of options	24,100	56,321	-	-	56,321
Exercise of warrants	227,273	370,612	-	-	370,612
Issued on conversion of debt	1,830,073	1,078,550	-	-	1,078,550
Issued on settlement of debt	220,748	489,660	-	-	489,660
Subscriptions received in advance	-	369,875	-	-	369,875
Share issue costs	-	(74,141)	-	-	(74,141)
Loss for the year	-	-	-	(438,663)	(438,663)

Balance September 30, 2000	5,847,996	26,767,476	-	(26,622,571)	144,905

Issued on private placement	2,000,000	456,840	-	-	456,840
Share issue costs	-	(45,492)	-	-	(45,492)
Issued for subscriptions received
in advance	227,273	369,875	-	-	369,875
Subscriptions received in advance	-	(369,875)	-	-	(369,875)
Issued on acquisition of equity
investment (note 4)	500,000	192,075	-	-	192,075
Issued on settlement of debt	914,670	502,784	-	-	502,784
Loss for the year	-	-	-	(1,822,692)	(1,822,692)

Balance September 30, 2001	9,489,939	27,873,683	-	(28,445,263)	(571,580)

Loss for the year	-	-	-	(319,713)	(319,713)

Balance September 30, 2002	9,489,393	$ 27,873,683	$ -	$(28,764,976)	$ (891,293)

Globetech Ventures Corp.

(A development stage company)

Consolidated Balance Sheets

(Expressed in Canadian dollars)

September 30,

2002

2001

Assets

Current
Cash and cash equivalents	$ 1,871	$ 81,297
Accounts receivable	18,910	-
Due from related party (note 5)	20,186	-
Goods and services tax recoverable	4,947	980
Prepaid expenses	3,054	-

	48,968	82,277

Capital assets (note 6)	5,799	8,172

	$ 54,767	$ 90,449

Liabilities

Current
Accounts payable and accrued liabilities	$ 166,961	$ 193,915
Due to related parties (note 5)	192,743	75,171
Loans from related parties (note 7)	549,834	392,943

	909,538	662,029

Deposit (note 9)	36,522	-

	946,060	662,029

Shareholders’ equity (deficiency)

Capital stock (note 10)
Authorized 20,000,000 common shares
Issued 9,489,939 common shares (2001 - 9,489,939)	27,873,683	27,873,683

Deficit accumulated during the development stage	(28,764,976)	(28,445,263)

	(891,293)	(571,580)

	$ 54,767	$ 90,449

Nature and continuance of operations (note 1)

Contingencies (note 14)

Approved by the Directors:

“Dil Gujral”_______________

Director

“C. Allan Brant”____________

Director

Globetech Ventures Corp.

(A development stage company)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

Period from

December 1991

to September 30,

For the year ended September 30,

2002

2002

2001

2000

Cash provided by (used for)

Operating activities
Loss for the period	$(28,764,976)	$ (319,713)	$ (1,822,692)	$ (438,663)
Add (deduct) items not affecting cash
Accrued interest and foreign exchange on converted debt	410,821	-	-	55,820
Accrued interest on notes receivable	(83,213)	-	(81,669)	(1,544)
Amortization	606,100	2,373	2,134	1,786
Equity loss from investment	102,449	-	102,449	-
Impairment of notes receivable	1,367,945	77,555	1,290,390	-
Minority interest	(1,067,567)	-	-	-
Shares issued on settlement of subsidiary debt	267,370	-	-	80,833
Write-down of investment	89,626	-	89,626	-
Write-down of mineral properties	432,443	-	-	-
Write-off of subsidiaries, net of cash	18,738,788	-	-	-

Changes in non-cash items:
Accounts receivable	(204,695)	(18,910)	2,144	(177)
Goods and services tax recoverable	(3,967)	(3,967)	-	-
Inventory	(299,208)	-	-	-
Prepaid expenses	(3,054)	(3,054)	-	-
Accounts payable	2,722,785	(26,954)	208,101	201,582
Deposit received	36,522	36,522	-	-

	(5,651,831)	(256,148)	(209,517)	(100,363)

Financing activities
Advances from related parties	1,261,516	274,463	345,728	122,502
Net proceeds on issuance of convertible debentures	4,949,465	-	-	-
Net proceeds on issuance of capital stock	17,411,105	-	411,348	722,667

	23,622,086	274,463	757,076	845,169

Investing activities
Notes receivable advances	(1,284,732)	(77,555)	(839,519)	(367,658)
Purchase of subsidiaries, net of cash	(1,355,771)	-	-	-
Purchase (disposal) of capital assets	(12,367,763)	-	(5,727)	-
Expenditures on mineral properties	(2,054,164)	-	-	-
Due from related parties	(465,614)	(20,186)	-	-
Deposit	(440,340)	-	-	-

	(17,968,384)	(97,741)	(845,246)	(367,658)

Increase (decrease) in cash	1,871	(79,426)	(297,687)	377,148

Cash, beginning of period	-	81,297	378,984	1,836

Cash, end of period	$ 1,871	$ 1,871	$ 81,297	$ 378,984

Globetech Ventures Corp.

(A development stage company)

Consolidated Schedules of Operating Expenses

(Expressed in Canadian dollars)

Period from

December 1991

to September 30,

For the year ended September 30,

2002

2002

2001

2000

Expenses
Accounting and legal	$ 913,764	$ 20,488	$ 56,840	$ 56,625
Amortization	606,100	2,373	2,134	1,786
Consulting fees	559,085	38,151	73,644	46,391
Directors fees	97,149	-	-	-
Interest and bank charges	512,299	35,921	32,813	68,213
Interest on long-term debt	164,704	-	-	-
Management fees	325,000	30,000	30,000	30,000
Office and miscellaneous	766,664	25,229	30,769	19,579
Public relations consulting	595,530	57,918	154,780	9,802
Regulatory and transfer agent fees	137,409	5,199	6,466	9,222
Rent	159,763	23,862	14,735	11,415
Repairs and maintenance	497,118	-	-	-
Salaries and wages	1,464,388	17,373	15,464	10,622
Telephone	300,005	6,524	11,375	8,939
Trade shows, advertising and conferences	216,691	3,874	36,204	4,565
Travel and promotion	1,275,904	12,952	100,893	102,506

	$ 8,600,017	$ 279,864	$ 566,117	$ 379,665

Globetech Ventures Corp.

(A development stage company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

September 30, 2002

1.

Nature of Operations

The Company is incorporated under the laws of British Columbia, Canada, and its principal business activities included the acquiring and developing of mineral properties and the processing of related mineral resources.  During the year ended September 30, 1998, the Company determined that it was not feasible to continue its mineral property operations.  The Company is currently pursuing and evaluating potential business ventures in the hi-tech field.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. Continued operations of the Company are dependent on the Company’s ability to receive continued financial support, complete equity financing, or generate profitable operations in the future.

2.

Significant Accounting Policies

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sacolco (Pty) Ltd. (“Sacolco”), Glowing Green Minerals Ltd. (“Glowing”), and its 60% owned subsidiary Qasim Mining Enterprises Ltd. (“QMEL”).  These consolidated financial statements also include the accounts of the wholly owned subsidiaries of Sacolco, Impro Metals (Pty) Ltd. and Sachemco (Pty) Ltd.  All significant inter-company balances and transactions have been eliminated.

During the year ended September 30, 1998, the Company determined that it was not feasible to continue the operations of Sacolco, Glowing and QMEL.  Consequently, all net assets and related costs were written-off to operations (Note 9).

b)

Notes receivable

Notes receivable are stated at the principal amount outstanding or at the Company’s acquisition cost plus accrued interest.

Interest income is recorded on an accrual basis except on notes receivable classified as impaired. Notes receivable are classified as impaired when there is no longer reasonable assurance as to the ultimate collectability of contractual principal or interest or when the interest or principal is 90 days past due, unless the note receivable is both well secured and in the process of collection.  Notes receivable that are determined to be impaired are valued at the lower of estimated realizable amount based on the present value of expected future cash flows discounted at the interest rate inherent in the original note receivable or, at the fair value of the security underlying the note receivable less disposition costs.

When a note receivable is classified as impaired, recognition of interest in accordance with the contractual terms of the note receivable ceases.  Income on impaired notes receivable is reported as the change in the net present value of future cash flows.  Notes receivable are restored to an accrual basis when principal and interest payments are current and there is no longer any reasonable doubt as to ultimate collectability.

c)

Financial instruments

The fair value of cash, accounts receivable, accounts payable and accrued liabilities and amounts due to and from related parties approximate their carrying value due to the relatively short periods to maturity of these financial instruments.

d)

Investments

The Company accounts for its investments in affiliated companies over which it has significant influence on the equity basis of accounting, whereby the investments are initially recorded at cost, adjusted to recognize the Company’s share of earnings or losses of the investee company and reduced by dividends received. Declines in market value below costs are recognized when such declines are considered to be other than temporary.

e)

Capital assets

Capital assets are carried at cost less accumulated amortization.  Amortization is being provided for annually using the declining balance method at the following annual rates:

Office equipment	20%
Computer equipment	30%

f)

Income (loss) per share

Income (loss) per share amounts have been calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding during the year was 9,489,939.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period. The assumed conversion of outstanding common share options has an anti-dilutive effect in the presented years.

g)

Foreign currency translation

The monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the rate of exchange at the balance sheet date.  Revenues and expenses are translated at the exchange rate prevailing at the transaction date.  Exchange gains and losses arising on translation are included in the consolidation statements of operations.

All of the Company’s foreign subsidiaries are integrated with the Company and translated using the temporal method. Under this method, monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date.  Income and expenses are translated at rates which approximate those in effect on transaction dates.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period end are included in earnings.

h)

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

i)

Income tax

Income taxes are accounted for using the future income tax method. Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are likely to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

Tax benefits arising from past losses and unused resource pools have not been recorded due to uncertainty regarding their utilization.

j)

Stock based compensation

The Company has approved purchase options which are detailed in note 6.  No compensation expense is recognized for this plan when shares or share purchase options are issued.  Any consideration paid on the exercise of share purchase options or purchase of shares is credited to share capital.  If stock or stock options are repurchased, the excess of the consideration paid over the carrying amount of the stock or stock option cancelled is charged to deficit.

3.

Notes Receivable

September 30,	2002	2001

US Dollar advances to Translationwave.com (Note 4)
(2002 – US$558,800; 2001 – US$531,000)	$ 882,040	$ 838,184
Canadian Dollar advances to Translationwave.com	402,692	368,993
	1,284,732	1,207,177
Accrued interest	83,213	83,213
	1,367,945	1,290,390
Less: Allowance for impaired loans	(1,367,945)	(1,290,390)
	$ -	$ -

Advances to Translationwave.com, a Nevada based company controlled by a relative of a director of the Company, are unsecured, bear interest at the Royal Bank of Canada prime rate plus 3% per annum and are due on demand.

The Company has determined that the notes receivable are impaired.  Consequently, an allowance for impairment has been recorded against the entire balance of notes receivable.

4.

Investment in Translationwave.com

September 30,	2002	2001

Acquisition of 20% of the outstanding common shares of Translationwave.com (US$125,000)	$ -	$ 192,075
Equity loss from investment	-	(102,449)
	-	89,626
Write-down for decline in value	-	(89,626)
	$ -	$ -

On April 19, 2001, the Company acquired 20% of the issued and outstanding common shares of Translationwave.com, a company controlled by a relative of a director of the Company.  As consideration, the Company issued 500,000 common shares at an agreed price of US$0.25 per share and advanced US$500,000 to Translationwave.com (Note 3).  In addition, the Company had the exclusive option to purchase all of the remaining shares of Translationwave.com until April 19, 2002 at a price to be determined by obtaining a valuation of Translationwave.com.  The investment was accounted for by the equity method.

At September 30, 2001, the Company determined that the market value of the investment declined below the cost of the investment.  This decline was determined to be other than temporary.  Consequently, the remaining book value of the investment was written-down to $Nil.

Subsequent to September 30, 2002 the Company acquired a 100% interest in Translationwave.com. At the effective date of acquisition the cost to acquire the investment and the net assets acquired was $Nil.

5.

Due To and From Related Parties

Amounts due to the President of the Company, to and from a corporation controlled by the President of the Company and to a relative of the President of the Company are unsecured, accrue no interest and have no fixed terms of repayment.

The amount due from related parties was collected subsequent to the year end.

6.

Capital Assets

	2002			2001
	Cost	Accumulated Amortization	Net book value	Net book value

Office equipment	$ 5,222	$ 4,592	$ 630	$ 788
Computer equipment	26,314	21,145	5,169	7,384

	$ 31,536	$ 25,737	$ 5,799	$ 8,172

7.

Loans from Related Parties

September 30,	2002	2001

Companies with common directors
Loan payable bearing interest at prime plus 3% per annum	$ 195,434	$ 187,398
Loan payable bearing interest at 10% per annum	17,764	11,619
President
Loan payable bearing interest at 10% per annum	278,216	157,411
Relatives of the President
Loan payable bearing interest at 10% per annum	45,300	36,515
Loan payable bearing interest at 10% per annum	13,120	-

	$ 549,834	$ 392,943

8.

Related Party Transactions

During the year ended September 30, 2002, the Company entered into the following transactions with related parties:

a)

Paid or accrued management fees of $30,000 (2001 - $30,000) to a company controlled by a director.

b)

Paid or accrued consulting fees of $38,151 (2001 - $73,644) to a relative of a director.

c)

Accrued interest of $35,293 (2001 - $28,795) on loans payable to a director and companies with common directors.

d)

Issued Nil (2001 - 606,212) common shares to a director as settlement of debt and accounts payable in the amount of $Nil (2001 - $313,063).

e)

Issued Nil (2001 - 308,458) common shares to a relative of a director as settlement of debt in the amount of $Nil (2001 - $189,721).

f)

Paid finder’s fees of $Nil (2001 - $45,492) to a relative of a director relating to the private placement of shares (note 10).

All of the above transactions have been in the normal course of operations and, in management’s opinion, undertaken with the same terms and conditions as transactions with unrelated parties.

9.

Recoveries of Subsidiaries

September 30,	2002	2001	2000
Additional abandonment costs	$ -	$ -	$ (2,943)
Shares issued on settlement of subsidiary debt	-	-	(80,833)
Recoveries from subsidiary assets previously written off	37,751	118,748	48,088

	$ 37,751	$ 118,748	$ (35,688)

By a Lease Agreement dated August 1, 2002, commencing August 15, 2002, the Company granted Broken Hill Minerals Limited (“BHM”), of Zambia, a lease over plant and equipment and premises located in Kabwe, Zambia for a period of 24 months for a rental of US$12,000 per month.  In addition, the Company granted BHM an option to purchase the plant on or before August 1, 2004 for consideration of US$6,500,000.

The Company has received US$24,000 (CDN$36,522) as a security deposit.  The deposit, plus interest is repayable at the end of the lease.

The plant, premises, and equipment were written off by the Company during the year ended September 30, 1998.

10.

Share Capital

a)

Private Placement

During the year ended September 30, 2001, the Company completed a private placement of 2,000,000 units at a price of US$0.15 per unit for total proceeds of US$300,000 (CDN$456,840). Each unit consisted of one common share and one non-transferrable share purchase warrant.  Each non-transferrable share purchase warrant entitles the holder to purchase one additional common share of the Company at US$0.30 per share for a period of two years.  The Company also paid finder’s fees of US$30,000 (CDN$45,492) to a relative of a director relating to this private placement.

As at September 30, 2002 there were 25,000 (2001 - 25,000) shares held in escrow.  Release of these shares is subject to approval of regulatory authorities.

b)

Stock options

The Company is authorized to grant options to directors, employees and consultants.  Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options		Weighted average exercise price

Outstanding and exercisable at October 1, 1999	77,332	US$	9.75
Options granted	557,500		1.74
Options cancelled/ expired	(77,332)		9.75
Options exercised	(24,100)		1.60

Outstanding and exercisable at September 30, 2000	533,400	US$	1.75

Options granted	-		-
Options cancelled/ expired	(23,400)		1.60
Options exercised	-		-

Outstanding and exercisable at September 30, 2001	510,000	US$	1.75

Options granted	-		-
Options cancelled/ expired	(315,000)		1.60
Options exercised	-		-

Outstanding and exercisable at September 30, 2002	195,000	US$	2.00

At September 30, 2002, the Company had outstanding stock options to purchase 195,000 common shares at an exercise price of US$2.00 on or before August 22, 2003.

c)

Warrants

At September 30, 2002, the Company had outstanding common share purchase warrants exercisable to acquire 2,000,000 common shares at an exercise price of US$0.30 on or before June 26, 2003.

11.

Income Taxes

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

September 30,	2002	2001	2000

Loss before income taxes	$ (319,713)	$(1,822,692)	$ (438,663)

Income tax recovery at statutory rates	$ 142,656	$ 812,921	$ 200,118
Non-deductible items for tax purposes	(35,664)	(662,131)	(25,943)
Unrecognized benefit of non-capital loss carryforwards	(106,992)	(150,790)	(174,175)

	$ -	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

September 30,	2002	2001

Future income tax assets
Capital assets	$ 11,360	$ 9,604
Mineral properties	624,748	582,464
Notes receivable	300,930	268,401
Investment in Translationwave.com	42,852	39,952
Net capital losses available	4,871,647	4,541,921
Non-capital losses available for future periods	1,550,261	1,468,194

	7,401,798	6,910,536

Valuation allowance	(7,401,798)	(6,910,536)

	$ -	$ -

The Company has incurred non-capital losses of approximately $3,474,000 which may be applied to reduce taxable income in future years.  These non-capital losses will expire through 2008.

In addition, the Company has net capital losses of approximately $10,918,000 which may be applied against taxable capital gains in the future.  These net capital losses may be carried forward indefinitely.

Also, the Company has available certain exploration and development expenditures to reduce taxable income of future years.

Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements as they are not considered likely to be realized.

12.

Supplemental Cash Flow Information

September 30,	2002	2001	2000

Financing activities
Share capital issued for:
Debts	$ -	$ 502,784	$ 489,660
Note payable	-	-	1,078,550
Investment	-	192,075	-
Share subscription advances	-	369,875	-
Share subscription advances	-	(369,875)	-

	$ -	$ 694,859	$ 1,568,210
Investing activity
Investment	$ -	$ (192,075)	$ -

13.

Segmented Information

The Company’s only reportable segment during the years ended September 30, 2002, 2001, and 2000 has been the pursuing and evaluation of potential ventures in the hi-tech field.  All operations took place in Canada.

14.

Contingencies

Potential legal claims may exist between the Company and certain previous holders of the Company’s convertible debentures related to certain obligations under the conversion terms of the convertible debentures.  In the opinion of management, these claims are without merit and consequently no provision has been made for these claims in these consolidated financial statements.

15.

Comparative Figures

The comparative figures for the year ended September 30, 2001 and 2000 were audited by another auditor and have been reclassified where applicable to conform to the current presentation.

16.

Differences between Canadian and United States Generally Accepted Accounting Principles (“GAAP”)

These financial statements are prepared in accordance with GAAP in Canada, which differs in some respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Stock based compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation”, which became effective for fiscal years beginning after December 15, 1995, requires a fair market value based method of accounting for stock based compensation plans.  The Company has adopted SFAS No. 123 in accounting for its stock option plan.  Canadian generally accepted accounting principles do not require the reporting of any stock based expense in the Company’s financial statements.

The weighted average fair value of options granted during fiscal 2002 was $Nil (2001 - $Nil; 2000 – US$1.74). In calculating this amount, the Company has utilized the Black-Scholes option pricing model to estimate the fair value of the options granted in the year using the following key assumptions:

September 30,	2002	2001	2000

Risk free interest rate	-	-	6.07%
Expected life	-	-	2.35 years
Expected volatility	-	-	241.46%
Expected dividends	-	-	-

b)

Loss per share

Under both Canadian and United States generally accepted accounting principles basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States generally accepted accounting principles, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States generally accepted accounting principles for the years ended September 30, 2002, September 30, 2001, and 2000 were 9,464,939, 6,841,266, and 4,284,771, respectively.

c)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of ore has been located.  Canadian GAAP allows resource exploration and development property expenditures to be deferred during this process.

d)

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) approved the issuance of SFAS No. 141, “Business Combination”,  and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 states that all business combinations should be accounted for using the purchase method of accounting making the use of the pooling-of-interest method prohibited.  SFAS No. 141 is effective for business combinations completed after June 30, 2001.  SFAS No. 142 addresses the accounting for all purchased intangible assets, but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized and will be reviewed for impairment in accordance with SFAS No. 142.  SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.  Early adoption is permitted for entities with fiscal years beginning after March 15, 2001.

In July 2001, FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets.  The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life.  SFAS No. 143 is required to be adopted effective January 1, 2003.

In August 2001, FASB issued SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets”, that supersedes SFAS No. 121 “Accounting for the Impairment of Disposal of Long-Lived Assets and for Long Lived Assets to Be Disposed Of.”  SFAS No. 144 is required to be adopted effective January 1, 2002.

In June 2002, FASB issued SFAS No. 146 “Accounting for costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is supercedes EITF Issue No. 94-3 “Liability Recognition for Cetain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)”.  SFAS is required to be adopted for disposal plans initiated after December 31, 2002.

The adoption of these new pronouncements is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

The effect on the Company’s consolidated balance sheet of the above differences between Canadian and United States generally accepted accounting principles is summarized below:

	2002	2001

Total assets under United States GAAP	$ 54,767	$ 90,449

Total liabilities under United States GAAP	$ 946,060	$ 662,029

Capital stock as reported	27,873,683	27,873,683
Cumulative compensation expense on granting of stock options	3,388,662	3,388,662
Cumulative compensation expense on release of escrow shares	3,435,000	3,435,000

Capital stock under United States GAAP	34,697,345	34,697,345

Deficit as reported	(28,764,976)	(28,445,263)
Cumulative compensation expense on granting of stock options	(3,388,662)	(3,388,662)
Cumulative compensation expense on release of escrow shares	(3,435,000)	(3,435,000)

Deficit under United States GAAP	(35,588,638)	(35,268,925)

Shareholders’ deficiency under United States GAAP	(891,293)	(571,580)

Shareholders’ deficiency and liabilities under United States GAAP	$ 54,767	$ 90,449

The effect on the Company’s consolidated balance sheet of the above differences between Canadian and United States generally accepted accounting principles is summarized below:

	Period from December 1991 to September 30, 2002	September 30, 2002	September 30, 2001	September 30, 2000

Loss for the period as reported	$ (28,764,976)	$ (319,713)	$ (1,822,692)	$ (438,663)

Less
Compensation expense on granting of stock options	(3,388,662)	-	-	(2,370,883)
Compensation expense on release of escrow shares	(3,435,000)	-	-	-

Loss for the period under United States GAAP	$ (35,588,638)	$ (319,713)	$ (1,822,692)	$ (2,809,546)